IntelGenx Receives Positive Ruling in Patent Litigation Hearing

SAINT LAURENT, QUEBEC--(Marketwire – January 4, 2011) - IntelGenx Corp. (TSX VENTURE: IGX) (OTCBB: IGXT) ("IntelGenx") today announced that the United States District Court of Delaware has ruled in favor of IntelGenx regarding claim construction for the two patent terms at issue in the patent infringement action brought forward by Biovail Laboratories International SLR (“Biovail”) under the Drug Price Competition and Patent Term Restoration Act (“Hatch-Waxman Act”). The ruling arises from a special proceeding required under U.S. patent law called a “Markman Hearing” where both sides present to the court their arguments on how they believe the patent terms at issue should be interpreted.

“We are very pleased that the court has fully adopted our interpretation of the claim language at issue,” commented Horst Zerbe, President and CEO of IntelGenx. “We have always steadfastly argued that CPI-300, our proprietary high-dose bupropion product, does not infringe on any properly-interpreted claims of the asserted patents, and now have a ruling that should allow us ultimately to obtain a ruling to that effect.”

Dr. Zerbe added, “We believe CPI-300 would offer compliance and cost benefits to the U.S. consumer and we will move expeditiously to get it to market. To that end, we are in the final steps of accumulating the data necessary to address FDA’s questions from the Complete Response Letter and submit our response to the Agency in the coming months.”

On August 21, 2009 the Company announced that Biovail had filed a complaint with the District Court of Delaware for infringement on its U.S. Patent No. 6,096,341. The Markman Hearing was subsequently held on June 22, 2010.

About CPI-300

CPI-300 is a novel, high strength formulation of Bupropion hydrochloride ("HCl"), the active ingredient in Wellbutrin XL®. CPI-300 would be the only single pill, high strength, formulation of Bupropion hydrochloride on the market. At present, patients requiring a high dosage are prescribed multiples of the lower strengths of HCl tablets.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, erectile dysfunction and depressive disorders. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

For more information, please contact

IntelGenx Corp.
Dr. Horst G. Zerbe
President and CEO
+1 514-331-7440 (ext. 201)
+1 514-331-0436 (FAX)
horst@intelgenx.com
www.intelgenx.com